Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REGIONS FINANCIAL CORPORATION
Regions Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
A.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amended and Restated Certificate of Incorporation”) is hereby amended to delete Article SEVENTH, paragraph (6) in its entirety.
B.    Article TWELFTH of the Amended and Restated Certificate of Incorporation is hereby amended as follows:
TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
As provided in Article SEVENTH, paragraph (1), the Board of Directors is expressly authorized to make, alter or repeal By-Laws of the corporation by a vote of a majority of the entire Board except as otherwise provided in the By-Laws; and the stockholders may make, alter or repeal any By-Laws whether or not adopted by them; provided, however, that any such additional By-Laws, alterations or repeal by the stockholders may be adopted only by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the corporation entitled to vote thereon (considered for this purpose as one class) at a meeting of stockholders called for such purpose.
Unless a lesser vote or no vote is required or permitted pursuant to applicable law and in addition to any vote required by this certificate of incorporation, the affirmative vote of the holders of a majority in voting power of the outstanding shares of the capital stock of the corporation entitled to vote thereon (considered for this purpose as one class) shall be required to amend, alter or repeal or adopt any provision of the certificate of incorporation.
C.     Article THIRTEENTH of the Amended and Restated Certificate of Incorporation is hereby amended as follows:
THIRTEENTH. No officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit; or (iv) for any action by or in the right of the corporation. If the General Corporation

Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of officers of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
D.     The Amended and Restated Certificate of Incorporation is hereby amended to add a new Article FOURTEENTH as follows:
FOURTEENTH. (1) The corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the General Corporation Law of Delaware.
(1) Notwithstanding the provisions of Section (1) of this Article FOURTEENTH, the corporation shall not engage in any business combination (as defined below), at any point in time at which the corporation has a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (unless any of the foregoing result from action taken, directly or indirectly, by an interested stockholder (as defined below) or from a transaction in which a person becomes an interested stockholder), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a)prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(b)upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are Directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of a majority in voting power of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
(2)Certain Definitions. For purposes of this Article FOURTEENTH:
(a)“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial ownership or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(c)“business combination,” when used in reference to the corporation and any interested stockholder of the corporation, means:
(1)any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation (A) with the interested stockholder or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article FOURTEENTH is not applicable to the surviving entity;
(2)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(3)any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the General Corporation Law of Delaware; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any such subsidiary which security is distributed, pro rata, to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided, however, that in no case under items (C) through (E) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(4)any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(5)any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (1) through (4) above) provided by or through the corporation or any direct or indirect majority-owned subsidiary.
(d)“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article FOURTEENTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(e)“interested stockholder” means any person (other than the corporation or any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (B) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the corporation; provided, however, that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(f)“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(1)beneficially owns such stock, directly or indirectly;
(2)has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(3)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(g)“person” means any individual, corporation, partnership, unincorporated association or other entity.
(h)“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(i)“voting stock” means stock of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article FOURTEENTH to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.
E.    The foregoing amendments to the Amended and Restated Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on May 11, 2026.
Regions Financial Corporation

By: /s/ Tara A. Plimpton
 Tara A. Plimpton
Senior Executive Vice President
Chief Legal Officer and Corporate Secretary